Exhibit 99.2

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KFORCE INC. ACQUIRES BRADSON CORPORATION

TAMPA, FL – October 2, 2006 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced the completion of a transaction to acquire Bradson Corporation, a privately held company based in Arlington, Virginia. Bradson has been a prime contractor of finance & accounting professional services to the federal government for over 20 years. Bradson’s primary customers include the Department of Defense and the Department of Homeland Security.

Bradson produced revenue of approximately $26.6 million for the twelve months ended June 30, 2006 and is expected to generate approximately $30.6 million in revenue in calendar 2006. EBITDA for the six month period ended June 30, 2006 was approximately $5.2 million and for calendar 2006 EBITDA is expected to be approximately $11.1 million. A Kforce subsidiary (Kforce Government Holdings, Inc.) will pay $73 million for 100% of the stock of Bradson. Kforce, on a consolidated basis, also expects to realize a future cash tax benefit with a net present value of approximately $13 million as a result of the election to classify the transaction as an asset sale for tax purposes under section 338(h)(10) of the IRS code. In addition, the transaction was subject to Bradson delivering $4 million in working capital at the time of closing. The transaction was financed through proceeds from the Firm’s recently amended Credit Facility. Subsequent to closing, Kforce had approximately $106 million of debt outstanding. Kforce anticipates modest integration expenses and believes the transaction will be accretive for 2007.

David L. Dunkel, Kforce’s Chairman and Chief Executive Officer said, “We are very pleased to finalize the acquisition and welcome the highly talented professionals from Bradson to the Kforce family. We believe this step is a significant enhancement of the Kforce footprint in the prime federal government sector, particularly in the federal finance and accounting discipline. We believe we have now completed our strategy of acquiring a federal government services platform. We expect Bradson’s unique characteristics, capabilities and assets will bring our prime and subcontract revenues to over $100 million annually. We also expect to achieve organic growth as Bradson is integrated and the synergies of our entire Kforce Government Solutions Group are captured.” Ron Bradley, former majority shareholder and President of Bradson stated “I am very proud of our many achievements and I am confident that under David Halstead’s leadership the entire team will prosper from the many resources that Kforce will provide them. We are very impressed with the Kforce culture of Great People = Great Results.”

William L. Sanders, Kforce’s President said, “Bradson has an outstanding reputation in the federal government sector. The Bradson leadership team, project managers and employees are outstanding and have expertise and relationships that compliment our existing business.” Mr. Sanders continued, “Kforce Government Holdings, Inc. is now led by Pat Moneymaker and its two subsidiaries are led by Presidents David Halstead and Larry Grant. We believe this management team is outstanding and now has the scale and expertise for market appreciation to drive organic growth.”

Kforce will host a conference call Tuesday, October 3, 2006 to discuss this acquisition. The call will begin at 11:00 AM EST. The dial-in number is (888) 202-2422 (Please request to be connected to the Kforce Bradson Call). The replay of the call will be available from 12:00 PM EST October 3, 2006 through October 17, 2006, by dialing (888) 203-1112, passcode 4775902.

It will also be webcast live at www.kforce.com (select “Investor Relations”) and will be available for webcast replay until October 17, 2006. We would encourage you to access the corresponding PowerPoint presentation at www.kforce.com (select “Investor Relations) prior to accessing the conference call.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Kforce Inc.

Kforce Inc. (NASDAQ: KFRC) is a full-service, professional staffing firm providing flexible and permanent staffing solutions for candidates and organizations in the skill areas of technology, finance and accounting, and health and life sciences. Backed by 2,000 staffing specialists, Kforce (www.kforce.com) operates with 76 offices in 43 markets in North America.

About Kforce Government Holdings Inc.

Kforce Government Holdings, Inc., a wholly-owned subsidiary of Kforce Inc. (NASDAQ: KFRC), provides innovative technical solutions to federal government clients through its two subsidiaries, Kforce Government Solutions, Inc. (“KGS”) and Bradson Corporation. Specifically, KGS focuses on vitalizing clients’ Data ConfidenceSM with DCVectorSM, a solutions delivery program that combines the certainty of CMMI® SE/SW Level 3 process maturity with established strategic data management processes and technology solutions built on insights gained through its government data management experience. A technology partner to clients, KGS is a provider of enterprise data architecture, mission critical application development and enterprise data management solutions. For more information, visit www.kforcegov.com.

Certain of the above statements are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in market demand, including, without limitation, shifts in demand for services provided by Kforce Government Holdings, Inc. and its subsidiaries, as well as the market for search and flexible staffing assignments; changes in the service mix; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above transaction will result in any particular revenue or EBITDA level in 2006, that any future tax benefits will be realized, or that any organic growth or synergies will be attained. There is also no assurance that Kforce now has an adequate platform in the government services sector or that

Kforce Government Holdings, Inc. and its subsidiaries have an adequate management team with sufficient expertise to drive organic growth. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future integration of Bradson Corporation and Kforce and the leveraging of Bradson professionals are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.